                                                                     EXHIBIT 4.1

                                                                  EXECUTION COPY

                           REVOLVING CREDIT AGREEMENT

                            dated as of July 12, 2004

                                     between

                          FULTON FINANCIAL CORPORATION
                                   as Borrower

                                       AND

                                  SUNTRUST BANK
                                    as Lender

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I. DEFINITIONS; CONSTRUCTION.....................................     1

   Section 1.1.  Definitions.............................................     1
   Section 1.2.  Accounting Terms and Determination......................     9
   Section 1.3.  Terms Generally.........................................     9

ARTICLE II. AMOUNT AND TERMS OF THE REVOLVING COMMITMENT.................    10

   Section 2.1.  Revolving Loans and Revolving Credit Note...............    10
   Section 2.2.  Procedure for Revolving Loans...........................    10
   Section 2.3.  Optional Increase in Revolving Commitment; Optional
                 Reduction and Termination of Revolving Commitment.......    10
   Section 2.4.  Repayment and Optional Prepayments of Revolving Loans...    11
   Section 2.5.  Interest on Loans.......................................    11
   Section 2.6.  Fees....................................................    11
   Section 2.7.  Computation of Interest and Fees........................    12
   Section 2.8.  Inability to Determine Interest Rates...................    12
   Section 2.9.  Illegality..............................................    12
   Section 2.10. Increased Costs.........................................    12
   Section 2.11. Payments Generally......................................    13

ARTICLE III. CONDITIONS PRECEDENT TO REVOLVING LOANS.....................    13

   Section 3.1.  Conditions to Initial Revolving Loan....................    13
   Section 3.2.  Each Revolving Loan.....................................    14

ARTICLE IV. REPRESENTATIONS AND WARRANTIES...............................    14

   Section 4.1.  Existence; Power........................................    14
   Section 4.2.  Organizational Power; Authorization.....................    14
   Section 4.3.  Governmental Approvals; No Conflicts....................    14
   Section 4.4.  Financial Statements....................................    15
   Section 4.5.  Litigation Matters......................................    15
   Section 4.6.  Compliance with Laws and Agreements.....................    15
   Section 4.7.  Investment Company Act, Etc.............................    15
   Section 4.8.  Taxes...................................................    15
   Section 4.9.  Margin Regulations......................................    15
   Section 4.10. ERISA...................................................    16
   Section 4.11. Disclosure..............................................    16
   Section 4.12. Subsidiaries............................................    16
   Section 4.13. Dividend Restrictions; Other Restrictions...............    16
   Section 4.14. Ownership of Property...................................    16

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
   Section 4.15. Well-Capitalized........................................    16

ARTICLE V. AFFIRMATIVE COVENANTS.........................................    17

   Section 5.1.  Financial Statements and Other Information..............    17
   Section 5.2.  Notices of Material Events..............................    18
   Section 5.3.  Existence; Conduct of Business..........................    18
   Section 5.4.  Compliance with Laws, Etc...............................    18
   Section 5.5.  Payment of Obligations..................................    18
   Section 5.6.  Books and Records.......................................    19
   Section 5.7.  Visitation, Inspection, Etc.............................    19
   Section 5.8.  Maintenance of Properties; Insurance....................    19
   Section 5.9.  Use of Proceeds.........................................    19

ARTICLE VI. FINANCIAL COVENANTS..........................................    19

   Section 6.1.  Leverage Ratio..........................................    19
   Section 6.2.  Return on Average Assets................................    19
   Section 6.3.  Nonperforming Assets....................................    20
   Section 6.4.  Double Leverage Ratio...................................    20
   Section 6.5.  Capital Ratios..........................................    20

ARTICLE VII. NEGATIVE COVENANTS..........................................    20

   Section 7.1.  Indebtedness............................................    20
   Section 7.2.  Negative Pledge.........................................    21
   Section 7.3.  Fundamental Changes.....................................    21
   Section 7.4.  Restricted Payments.....................................    21
   Section 7.5.  Restrictive Agreements..................................    22
   Section 7.6   Hedging Agreements......................................    22
   Section 7.7.  Accounting Changes......................................    22
   Section 7.8.  Transactions with Affiliates............................    22

ARTICLE VIII. EVENTS OF DEFAULT..........................................    22

   Section 8.1.  Events of Default.......................................    22

ARTICLE IX. MISCELLANEOUS................................................    24

   Section 9.1.  Notices.................................................    24
   Section 9.2.  Waiver; Amendments......................................    25
   Section 9.3.  Expenses; Indemnification...............................    26
   Section 9.4.  Successors and Assigns..................................    27
   Section 9.5.  Governing Law; Jurisdiction; Consent to Service
                 of Process..............................................    27
   Section 9.6.  Waiver of Jury Trial....................................    28

   Section 9.7.  Right of Setoff.........................................    28
   Section 9.8.  Counterparts; Integration...............................    28
   Section 9.9.  Survival................................................    29
   Section 9.10. Severability............................................    29
   Section 9.11. Interest Rate Limitation................................    29

Schedules

   Schedule 4.12 - Subsidiaries
   Schedule 7.1  - Outstanding Indebtedness

Exhibits

   Exhibit A     - Revolving Credit Note
   Exhibit A-2   - Loans and Payments
   Exhibit 2.2   - Notice of Revolving Borrowing

                           REVOLVING CREDIT AGREEMENT

          THIS REVOLVING CREDIT AGREEMENT (this "Agreement") is made and entered into as of July ____, 2004 by and between Fulton Financial Corporation, a Pennsylvania corporation (the "Borrower") and SUNTRUST BANK, a Georgia banking corporation (the "Lender").

                                   WITNESSETH:

          WHEREAS, the Borrower has requested the Lender, and the Lender has agreed, subject to the terms and conditions of this Agreement, to establish a $50,000,000, two-year revolving credit facility to the Borrower;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

                                    ARTICLE I

                            DEFINITIONS; CONSTRUCTION

          SECTION 1.1. DEFINITIONS. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

          "AFFILIATE" shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

          "APPLICABLE MARGIN" shall mean, as of any date, with respect to all Eurodollar Loans outstanding on any date during the Availability Period, the applicable percentage per annum set forth below, based upon the debt ratings by Moody's of the Borrower (as more particularly described below) applicable on such date:

RATING CATEGORY   EURODOLLAR LOANS
---------------   ----------------
> or = A1                0.50%
A2                      0.625%
A3                       0.75%
BAA1                    0.875%
BAA2                     1.00%
< or = BAA3              1.25%

A change in the Applicable Margin resulting from a change in the debt ratings shall be effective as of the date on which it is first announced by Moody's. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's shall change or if Moody's shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lender shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of debt ratings from Moody's, and pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the debt rating most recently in effect prior to such change or cessation; provided, that if the Borrower and the Lender have not agreed upon an amendment within ninety (90) days after such change, the

Applicable Margin shall become 1.25% per annum from such date until an amendment in a form satisfactory to the Lender has been executed. The debt ratings to be utilized for purposes of determining the Applicable Margin are those assigned to the senior, unsecured long-term debt securities of the Borrower without third-party enhancement, whether or not any such debt securities are actually outstanding, and any debt rating assigned to any other debt security of the Borrower shall be disregarded. The Applicable Margin on the Closing Date shall be 0.625% per annum.

          "APPLICABLE PERCENTAGE" shall mean, as of any date, with respect to the commitment fee, the percentage per annum determined by reference to the applicable rating category as set forth below, based upon the debt ratings by Moody's of the Borrower (as more particularly described below) applicable on such date:

RATING CATEGORY   APPLICABLE PERCENTAGE
---------------   ---------------------
> or = A1                  0.10%
A2                        0.125%
A3                         0.15%
Baa1                      0.175%
Baa2                      0.200%
< or = Baa3                0.25%

A change in the Applicable Percentage resulting from a change in the debt ratings shall be effective as of the date on which it is first announced by Moody's. Each change in the Applicable Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's shall change or if Moody's shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lender shall negotiate in good faith to amend this definition to reflect such changed rating system or the non-availability of debt ratings from Moody's, and pending the effectiveness of any such amendment, the Applicable Percentage shall be determined by reference to the debt rating most recently in effect prior to such change or cessation; provided that if the Borrower and Lender have not agreed upon an amendment within ninety (90) days after such change, the Applicable Percentage shall become 0.25% per annum from such date until an amendment in a form satisfactory to the Lender has been executed. The debt ratings to be utilized for purposes of determining the Applicable Percentage are those assigned to the senior, unsecured long-term debt securities of the Borrower without third-party enhancement, whether or not any such debt securities are actually outstanding, and any debt rating assigned to any other debt security of the Borrower shall be disregarded. The Applicable Percentage on the Closing Date shall be 0.125% per annum.

          "AVAILABILITY PERIOD" shall mean the period from the Closing Date to the Commitment Termination Date.

          "BASE RATE" shall mean the higher of (i) the per annum rate which the Lender publicly announces from time to time to be its prime lending rate, as in effect from time to time minus 1.25% per annum, and (ii) the Federal Funds Rate, as in effect from time to time, plus 0.65% per annum. The Lender's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Lender may make commercial loans or other loans at rates of interest at, above or below the Lender's prime lending rate. Each change in the Lender's prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

          "BUSINESS DAY" shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close and (ii) if such day relates to a borrowing or continuation of, a payment or prepayment of principal or interest on, or an Interest Period for, a Eurodollar Loan or a notice with respect thereto, any day on which dealings in Dollars are carried on in the London interbank market.

          "CALL REPORT" shall mean the Consolidated Reports of Condition and Income" (FFIEC Form 031 or 041 or any successor form of the Federal Financial Institutions Examination Council).

          "CHANGE IN CONTROL" shall mean (a) with respect to the Borrower, the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or "group" (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Borrower or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (A) nominated by the current board of directors or (B) appointed by directors so nominated, or (b) the Borrower shall own, directly or indirectly, less than 100% of the voting stock of any Financial Institution Subsidiary.

          "CHANGE IN LAW" shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by the Lender (or for purposes of Section 2.10(b), by the Lender's holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "CLOSING DATE" shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 9.2.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

          "COMMITMENT TERMINATION DATE" shall mean the earliest of (i) July ____, 2006, (ii) the date on which the Revolving Commitment is terminated pursuant to Section 2.3 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

          "CONTROL" shall mean the power, directly or indirectly, either to (i) vote 5% or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "CONTROLLING", "CONTROLLED BY", and "UNDER COMMON CONTROL WITH" have meanings correlative thereto.

          "DEFAULT" shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

          "DEFAULT INTEREST" shall have the meaning set forth in Section 2.5(b).

          "DOLLAR(S)" and the sign "$" shall mean lawful money of the United States of America.

          "DOUBLE LEVERAGE RATIO" shall mean the ratio of (a) the sum of (i) the Borrower's investments in Subsidiaries and associated companies and (ii) goodwill of the Borrower to (b) the Borrower's total stockholder's equity.

          "ENVIRONMENTAL LAWS" shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

          "ENVIRONMENTAL LIABILITY" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

          "ERISA AFFILIATE" shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of
Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          "ERISA EVENT" shall mean (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          "EURODOLLAR" when used in reference to any Revolving Loan, refers to whether such Revolving Loan bears interest at a rate determined by reference to LIBOR.

          "EVENT OF DEFAULT" shall have the meaning provided in Article VIII.

          "FEDERAL FUNDS RATE" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

          "FINANCIAL INSTITUTION SUBSIDIARY" shall mean each of (a) the financial institutions listed under the heading "Bank Subsidiaries" on Schedule
4.12 attached hereto, and (b) each other Subsidiary hereafter formed or acquired that is a regulated financial institution.

          "FISCAL QUARTER" shall mean each fiscal quarter (including the fiscal quarter at the fiscal year-end) of the Borrower and its Subsidiaries.

          "FR REPORT Y-9C" shall mean the "Consolidated Financial Statements for Bank Holding Companies-FR Y-9C" submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and Section 225.5(b) of Regulation Y [12 CFR 225.5(b)], or any successor or similar replacement report.

          "FR REPORT Y9-LP" shall mean the "Parent Company Only Financial Statements for Large Bank Holding Companies-FR Y-9LP" submitted by the Borrower as required by Section 5(c) of the Bank Holding Company Act (12 U.S.C. 1844) and
Section 225.5(b) of Regulation Y [12 CFR 225.5(b)], or any successor or similar replacement report.

          "GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.2.

          "GOVERNMENTAL AUTHORITY" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "HAZARDOUS MATERIALS" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "HEDGING AGREEMENTS" shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, foreign exchange contracts (forward and/or spot), commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

          "INDEBTEDNESS" of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person,
(v) all obligations of such Person under capital leases and all monetary obligations of such Person under Synthetic Leases, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit on which such Person is the account party, acceptances or similar extensions of credit,
(vii) all guarantees by such Person of Indebtedness of others, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, and (x) all net obligations incurred by such Person under Hedging Agreements.

          "INTEREST PERIOD" shall mean, with respect to any Loan, a period of one month, provided that (i) the initial Interest Period may have an actual duration of less than one month, depending on the initial funding date, and (ii) no Interest Period may extend beyond the Commitment Termination Date.

          "INTEREST RATE DETERMINATION DATE" shall mean the date that the initial Revolving Loan is funded and the first Business Day of each calendar month thereafter.

          "LIBOR" shall mean that rate per annum effective on any Interest Rate Determination Date that is equal to the quotient of:

     (i) the rate per annum equal to the offered rate for deposits in U.S. dollars for a one-month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by the Bank, that displays British Bankers' Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London, England time) two
     (2) Business Days prior to the Interest Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used will be the per annum rate of interest determined by the Bank to be the rate at which U.S. dollar deposits for a one-month period are offered to the Bank in the London Inter-Bank Market as of 10:00 A.M. (Richmond, Virginia time), on the day which is two (2) Business Days prior to the Interest Rate Determination Date, divided by

     (ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day to which the Bank is subject with respect to any LIBOR loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities" under Regulation D). This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "LIEN" shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

          "LOAN DOCUMENTS" shall mean, collectively, this Agreement, the Revolving Credit Note, any Hedging Agreement entered into with Lender in connection with the Indebtedness under this Agreement or the Revolving Credit Note and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

          "MATERIAL ADVERSE EFFECT" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any of its obligations under the Loan Documents, (iii) the rights and remedies of the Lender under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

          "MOODY'S" shall mean Moody's Investors Service, Inc., and its successors.

          "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

          "NONPERFORMING ASSETS" shall mean the sum of (a) Nonperforming Loans,
(b) nonaccrual investment securities and (c) Other Real Estate Owned (determined in accordance with, and as set forth on, Borrower's FR Report Y-9C).

          "NONPERFORMING LOANS" shall mean the sum of (a) nonaccrual loans and lease financing receivables, (b) loans and lease financing receivables that are contractually past due 90 days or more as to interest or principal and are still accruing interest and (c) loans for which the terms have been modified due to a deterioration in the financial position of the borrower (determined in accordance with, and as set forth on, Borrower's FR Report Y-9C).

          "NOTICE OF BORROWING" shall have the meaning as set forth in Section 2.2.

          "OBLIGATIONS" shall mean all amounts owing by the Borrower to the Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, all net obligations under Hedging Agreements, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

          "OTHER REAL ESTATE OWNED" shall mean the sum of (a) real estate acquired in satisfaction of debts previously contracted and (b) other real estate owned, as set forth on Schedule HC-M of Borrower's FR Report Y-9C.

          "PARTICIPANT" shall have the meaning set forth in Section 9.4(c).

          "PAYMENT OFFICE" shall mean the office of the Lender located at 303 Peachtree Street, Atlanta, Georgia 30308, or such other location as to which the Lender shall have given written notice to the Borrower.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

          "PERMITTED ENCUMBRANCES" shall mean

          (i) Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

          (iii) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (v) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; and

          (vi) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided, that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

          "PERSON" shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

          "PLAN" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

          "RELEASE" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

          "RESPONSIBLE OFFICER" shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Lender; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

          "REVOLVING COMMITMENT" shall mean the obligation of the Lender to make Revolving Loans to the Borrower in an aggregate principal amount not exceeding $50,000,000 subject to Section 2.3(a).

          "REVOLVING LOAN" shall mean a loan made by the Lender to the Borrower under its Revolving Commitment, which will at all times be a Eurodollar Loan except under circumstances set forth in Section 2.8 or Section 2.9 hereof.

          "REVOLVING CREDIT NOTE" shall mean a promissory note of the Borrower payable to the order of the Lender in the principal amount of the Revolving Commitment, in substantially the form of Exhibit A.

          "SUBSIDIARY" shall mean, with respect to any Person (the "PARENT"), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to "Subsidiary" hereunder shall mean a Subsidiary of the Borrower. Notwithstanding the foregoing, all low-income housing partnerships in which Borrower or any Subsidiary is a limited partner shall not be deemed a "Subsidiary".

          "SYNTHETIC LEASE" of any Person shall mean (a) a lease designed to have the characteristics of a loan for federal income tax purposes while obtaining operating lease treatment for financial accounting purposes, or (b) an agreement for the use or possession of property creating obligations that are not required to appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person would be characterized by a court of competent jurisdiction as indebtedness of such Person.

          "TOTAL LOANS" shall mean for the Borrower on a consolidated basis the line item "Loans net of unearned income" set forth on the Borrower's consolidated balance sheet delivered pursuant to Section 5.1(a) and (b).

          "WITHDRAWAL LIABILITY" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.2. ACCOUNTING TERMS AND DETERMINATION. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower's independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Lender that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Lender notifies the Borrower that it wishes to amend Article VI for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Lender.

          SECTION 1.3. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the word "to" means "to but excluding". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns,
(iii) the words "hereof", "herein" and "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Lender's principal office, unless otherwise indicated.

                                   ARTICLE II

                  AMOUNT AND TERMS OF THE REVOLVING COMMITMENT

          SECTION 2.1. REVOLVING LOANS AND REVOLVING CREDIT NOTE. (a) Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

          (b) The Borrower's obligation to pay the principal of, and interest on, Revolving Loans shall be evidenced by the records of the Lender and by the Revolving Credit Note. The entries made in such records and/or on the schedule annexed to the Revolving Credit Note shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of the Lender in maintaining or making entries into any such record or on such schedule or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.

          SECTION 2.2. PROCEDURE FOR REVOLVING LOANS. The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of each Revolving Loan substantially in the form of Exhibit 2.2 (a "NOTICE OF BORROWING") prior to 11:00 a.m. on the same Business Day on which a Revolving Loan is being requested. Each Notice of Borrowing shall be irrevocable and shall specify: (i) the principal amount of the Revolving Loan, (ii) the proposed date of the Revolving Loan (which shall be a Business Day), and (iii) if the Revolving Loan is $5,000,000 or greater, its purpose (in sufficient detail to the satisfaction of the Lender). The aggregate principal amount of each Revolving Loan shall be not less than $1,000,000 or a larger multiple of $500,000, or in such lesser amounts equal to the amount of the unused Revolving Commitment. Upon the satisfaction of the applicable conditions set forth in
Article III hereof, the Lender will make the proceeds of each Revolving Loan available to the Borrower at the Payment Office on the date specified in the applicable Notice of Borrowing by crediting an account maintained by the Borrower with the Lender or at the Borrower's option, by effecting a wire transfer of such amount to an account designated by the Borrower to the Lender.

          SECTION 2.3. OPTIONAL INCREASE IN REVOLVING COMMITMENT; OPTIONAL REDUCTION AND TERMINATION OF REVOLVING COMMITMENT.

          (a) Upon the request of the Borrower at any time prior to the first anniversary of the Closing Date, and in the sole discretion of the Lender, the Revolving Commitment may be increased up to $100,000,000. The Borrower may only make two such requests during such period and each request must be in an amount of $10,000,000 or more. If the Revolving Commitment is increased in accordance with this paragraph, the Borrower agrees that it will deliver an amended Revolving Credit Note in such increased amount to the Lender prior to such increase becoming effective.

          (b) Unless previously terminated, the Revolving Commitment shall terminate on the Commitment Termination Date.

          (c) Upon at least two (2) Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Lender (which notice shall be irrevocable), the Borrower may reduce the Revolving Commitment in part or terminate the Revolving Commitment in whole; provided, that (i) any partial reduction pursuant to this Section 2.3 shall be in an amount of at least $500,000 and any larger multiple of $100,000 and (ii) no such reduction shall be permitted which would reduce the Revolving Commitment (after giving effect thereto and any concurrent prepayments made under Section 2.4) to an amount less than the outstanding Revolving Loans.

          SECTION 2.4. REPAYMENT AND OPTIONAL PREPAYMENTS OF REVOLVING LOANS.

          (a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Commitment Termination Date.

          (b) The Borrower shall have the right at any time and from time to time to prepay any Revolving Loan, in whole or in part, without premium or penalty, on the last Business Day of each calendar month. Each partial prepayment shall be in an amount not less than $100,000 and integral multiples thereof.

          SECTION 2.5. INTEREST ON LOANS.

          (a) The Borrower shall pay interest on each Eurodollar Loan at LIBOR, plus the Applicable Margin. If a Base Rate Loan shall be outstanding under the circumstances set forth in Section 2.8 or 2.9, then the Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time.

          (b) While an Event of Default exists or after acceleration, at the option of the Lender, the Borrower shall pay interest ("DEFAULT INTEREST") with respect to all Eurodollar Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the Base Rate, plus 2% per annum.

          (c) Interest on the principal amount of all Revolving Loans shall accrue from and including the date such Revolving Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Revolving Loans shall be payable monthly in arrears on the last Business Day of each calendar month, and on the Commitment Termination Date. All Default Interest shall be payable on demand.

          (d) The Lender shall determine each interest rate applicable to the Revolving Loans hereunder and shall promptly notify the Borrower of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

          SECTION 2.6. FEES.

          (a) The Borrower agrees to pay to the Lender a commitment fee, which shall accrue at the Applicable Percentage (calculated on the basis of a 360-day year for the actual number of days outstanding) on the daily amount of the unused Revolving Commitment during each fiscal quarter, payable in arrears on the last Business Day of each March, June, September, and December of each year and on the Commitment Termination Date, commencing on the first such date after the Closing Date; provided, that if the Lender continues to have any Revolving Loans outstanding after the Commitment Termination Date, then the commitment fee shall continue to accrue on the daily amount of such outstanding Revolving Loans from and after the Commitment Termination Date to the date that all of the Lender's outstanding Revolving Loans have been paid in full; provided further, that any commitment fees accruing after the Commitment Termination Date shall be payable on demand. A change in the commitment fee resulting from a change in the debt ratings shall be effective as of the date on which it is first announced by Moody's. Any additional provision set forth in the definition of the Applicable Margin related to the use of Moody's shall apply to use of Moody's in calculation of the commitment fee.

          (b) The Borrower agrees to pay to the Lender a closing fee of 0.05% of the Revolving Commitment; provided, that at any time that the Revolving Commitment is increased, the Borrower shall pay an additional 0.05% on the amount of such increase at the time that such increase becomes effective.

          SECTION 2.7. COMPUTATION OF INTEREST AND FEES. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Lender of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

          SECTION 2.8. INABILITY TO DETERMINE INTEREST RATES. If prior to the commencement of any Interest Period for any Eurodollar Loan, the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or (b) LIBOR does not adequately and fairly reflect the cost to the Lender of making, funding or maintaining its Eurodollar Loans for such Interest Period, the Lender shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower as soon as practicable thereafter. Until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (x) the obligation of the Lender to make Eurodollar Loans or to continue outstanding Revolving Loans as Eurodollar Loans shall be suspended and (y) all such affected Revolving Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period unless the Borrower elects to prepay such Revolving Loans in accordance with this Agreement.

          SECTION 2.9. ILLEGALITY. If any Change in Law shall make it unlawful or impossible for the Lender to make, maintain or fund any Eurodollar Loan, the Lender shall promptly give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lender to make Eurodollar Loans, or to continue any outstanding Revolving Loans as Eurodollar Loans, shall be suspended. Any new Revolving Loan shall be made as a Base Rate Loan and all then outstanding Eurodollar Loans shall be converted to a Base Rate Loan either
(x) on the last day of the then current Interest Period if the Lender may lawfully continue to maintain such Eurodollar Loans to such date or (y) immediately if the Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loans to such date.

          SECTION 2.10. INCREASED COSTS.

          (a) If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of LIBOR hereunder against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the calculation of LIBOR); or (ii) impose on the Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by the Lender; and the result of the foregoing is to increase the cost to the Lender of making, continuing or maintaining a Eurodollar Loan or to reduce the amount received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by the Lender, within ten (10) days after the date of such notice and demand, additional amount or amounts sufficient to compensate the Lender for such additional costs incurred or reduction suffered.

          (b) If the Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital (or on the capital of the Lender's parent corporation) as a consequence of its obligations hereunder to a level below that which the Lender or the Lender's parent corporation could have achieved but for such Change in Law (taking into consideration the Lender's policies or the policies of the Lender's parent corporation with respect to capital adequacy) then, from time to time, within ten (10) days after receipt by the Borrower of written demand by the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender or the Lender's parent corporation for any such reduction suffered.

          (c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive, absent manifest error. The Borrower shall pay the Lender such amount or amounts within 10 days after receipt thereof.

          (d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender's right to demand such compensation.

          SECTION 2.11. PAYMENTS GENERALLY. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.10 or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its Payment Office. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

                                   ARTICLE III

                     CONDITIONS PRECEDENT TO REVOLVING LOANS

          SECTION 3.1. CONDITIONS TO INITIAL REVOLVING LOAN. The obligation of the Lender to make the initial Revolving Loan hereunder is subject to: (a) the receipt by the Lender of the following documents in form and substance reasonably satisfactory to the Lender:

          (i) this Agreement duly executed and delivered by the Borrower;

          (ii) a duly executed Revolving Credit Note;

          (iii) a certificate of the Secretary or Assistant Secretary of the Borrower, attaching and certifying copies of its articles of incorporation, bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of the Loan Documents and certifying the name, title and true signature of each officer of the Borrower authorized to execute the Loan Documents;

          (iv) certificates of good standing as may be available from the Secretary of State of the jurisdiction of incorporation of the Borrower, Fulton Bank, and FFC Management, Inc.;

          (v) a favorable written opinion of the General Counsel of the Borrower, addressed to the Lender, and covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated therein as the Lender shall reasonably request; and

          (vi) a duly executed funds disbursement agreement.

          SECTION 3.2. EACH REVOLVING LOAN. The obligation of the Lender to make each Revolving Loan is subject to the satisfaction of the following conditions:

          (a) at the time of and immediately after giving effect to such Revolving Loan, no Default or Event of Default shall exist;

          (b) all representations and warranties of the Borrower herein shall be true and correct in all material respects on and as of the date of such Revolving Loan both before and after giving effect thereto;

          (c) since December 31, 2003, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

          (d) the Lender shall have received a duly executed Notice of Borrowing in accordance with Section 2.2 hereof; and

          (e) the Lender shall have received such other documents, certificates, information or legal opinions as it may reasonably request, all in form and substance reasonably satisfactory to the Lender.

          The making of each Revolving Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), and (c) of this Section 3.2.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          The Borrower represents and warrants to the Lender as follows:

          SECTION 4.1. EXISTENCE; POWER. Each of the Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and
(iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 4.2. ORGANIZATIONAL POWER; AUTHORIZATION. The execution, delivery and performance by the Borrower of each of the Loan Documents are within the Borrower's corporate powers and have been duly authorized by all necessary corporate, and if required, stockholder, action. This Agreement and the Revolving Credit Note have been duly executed and delivered by the Borrower and constitute valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

          SECTION 4.3. GOVERNMENTAL APPROVALS; NO CONFLICTS. The execution, delivery and performance by the Borrower of this Agreement and the Revolving Credit Note (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the articles of incorporation or by-laws of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and
(d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

          SECTION 4.4. FINANCIAL STATEMENTS. The Borrower has furnished to the Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2003 and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal year then ended prepared by KPMG LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2004, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter and year-to-date period then ending, certified by a Responsible Officer. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). Since December 31, 2003, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

          SECTION 4.5. LITIGATION MATTERS. No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against, or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

          SECTION 4.6. COMPLIANCE WITH LAWS AND AGREEMENTS. The Borrower and each Subsidiary is in compliance with (a) all applicable laws (including without limitation, to the best of their knowledge, all Environmental Laws) and all rules, regulations (including without limitation all banking regulations) and orders of any Governmental Authority, and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 4.7. INVESTMENT COMPANY ACT, ETC. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company", as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

          SECTION 4.8. TAXES. The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves.

          SECTION 4.9. MARGIN REGULATIONS. None of the proceeds of any of the Revolving Loans will be used for "purchasing" or "carrying" any "margin stock" with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of Regulation U.

          SECTION 4.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. As determined by the Borrower's actuary, the present value of the accumulated benefit obligation of all underfunded Plans subject to ERISA, as of December 31, 2003 (based on the assumptions used for purposes of Statement of Financial Standards No. 87), did not exceed by more than $2,500,000 the fair value of the assets of all such underfunded Plans as of December 31, 2003.

          SECTION 4.11. DISCLOSURE. The Borrower has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

          SECTION 4.12. SUBSIDIARIES. Schedule 4.12 sets forth the name of, the ownership interest of the Borrower in, and the jurisdiction of incorporation of, each Subsidiary, in each case as of the Closing Date.

          SECTION 4.13. DIVIDEND RESTRICTIONS; OTHER RESTRICTIONS. (a) No Financial Institution Subsidiary has violated any applicable regulatory restrictions on dividends, and no Governmental Authority has taken any action to restrict the payment of dividends by any Financial Institution Subsidiary.

          (b) Neither the Borrower nor any Subsidiary is under investigation by, or is operating under any restrictions (excluding any restrictions on the payment of dividends referenced in subsection (a) above) imposed by or agreed to with, any Governmental Authority (other than routine examinations by such Governmental Authorities).

          SECTION 4.14. OWNERSHIP OF PROPERTY. The Borrower and each of its Subsidiaries (a) have valid fee title to, or valid leasehold interests in, all of their respective real property, and have good and valid title to all of its respective material personal properties and assets, of any nature whatsoever which are reflected on the audited consolidated balance sheet referenced in
Section 4.4 hereof or acquired by the Borrower or such Subsidiary after the date thereof, except for assets sold, transferred or otherwise disposed of since such date in the ordinary course of business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 4.15. WELL-CAPITALIZED. On the Closing Date, each of the Borrower and each Financial Institution Subsidiary has been, or is deemed to have been, notified by the appropriate Governmental Authority having supervisory authority over the Borrower and such Financial Institution Subsidiary that it is "well-capitalized" as determined in accordance with any regulations established by such Governmental Authority.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

          The Borrower covenants and agrees that so long as the Lender has a Revolving Commitment hereunder or the principal of and interest on any Revolving Loan or any fee remains unpaid:

          SECTION 5.1. FINANCIAL STATEMENTS AND OTHER INFORMATION. The Borrower will deliver to the Lender:

          (a) as soon as available and in any event within 90 days after the end of each fiscal year of Borrower, (i) a copy of the annual audited report for such fiscal year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such fiscal year, and (ii) a copy of the annual audited report for such fiscal year of the Borrower only, containing a balance sheet as of the end of such fiscal year and the related statements of income and cash flows of the Borrower only for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by KPMG LLP or other independent public accountants of nationally recognized standing (without a "going concern" or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations on a consolidated basis of the Borrower and its Subsidiaries, or the Borrower on a stand alone basis, as the case may be, for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

          (b) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited balance sheet of the Borrower and its Subsidiaries on a consolidated basis and of the Borrower on a stand alone basis as of the end of such fiscal quarter and the related unaudited statements of income and cash flows of the Borrower and its Subsidiaries on a consolidated basis and of the Borrower on a stand alone basis, each for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower's previous fiscal year, all certified by the chief financial officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis and of the Borrower on a stand alone basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

          (c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with Article VI;

          (d) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, duly executed copies of the Borrower's then-current FR Report Y-9C and FR Report Y-9LP and a duly executed copy of the then-current Call Report for Fulton Bank;

          (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any

Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

          (f) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Lender may reasonably request.

          SECTION 5.2. NOTICES OF MATERIAL EVENTS. The Borrower will furnish to the Lender prompt written notice of the following:

          (a) the occurrence of any Default or Event of Default;

          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $2,500,000.00;

          (d) any investigation of the Borrower or any Subsidiary by any regulatory authority having jurisdiction over the Borrower or any such Subsidiary (other than routine examinations of the Borrower and/or any such Subsidiary) and any restrictions on the Borrower or any such Subsidiary imposed by, or agreed to with, such regulatory authority;

          (e) any announcement by Moody's of any change or any possible change in the Borrower's debt rating; and

          (f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

          Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.3. EXISTENCE; CONDUCT OF BUSINESS. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

          SECTION 5.4. COMPLIANCE WITH LAWS, ETC. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations (including without limitation all banking regulations) and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.5. PAYMENT OF OBLIGATIONS. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.6. BOOKS AND RECORDS. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

          SECTION 5.7. VISITATION, INSPECTION, ETC. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Lender may reasonably request after reasonable prior notice to the Borrower.

          SECTION 5.8. MAINTENANCE OF PROPERTIES; INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations.

          SECTION 5.9. USE OF PROCEEDS. The Borrower will use the proceeds of all Revolving Loans to finance working capital needs (including without limitation acquisitions) and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, U or X.

                                   ARTICLE VI

                               FINANCIAL COVENANTS

          The Borrower covenants and agrees that so long as the Lender has its Revolving Commitment hereunder or the principal of or interest on or any Revolving Loan remains unpaid or any fee remains unpaid:

          SECTION 6.1. LEVERAGE RATIO. The Borrower on a consolidated basis will maintain at all times a Tier I Leverage Ratio (determined in accordance with then-current regulations established by any Governmental Authority having supervisory authority over the Borrower or any of its Financial Institution Subsidiaries) of not less than 6.75%.

          SECTION 6.2. RETURN ON AVERAGE ASSETS. The Borrower on a consolidated basis will have at the end of each Fiscal Quarter a Return on Average Assets for such Fiscal Quarter and the previous three Fiscal Quarters of not less than 1.00%, determined by taking the sum of the Return on Average Assets (adjusted for special restructuring or exceptional charges but excluding any special charges with respect to additional loan loss reserves or other loan quality deterioration) for each Fiscal Quarter (as such figure is disclosed in the Borrower's consolidated financial statements that are submitted to the Securities and Exchange Commission on Forms 10-K and 10-Q), divided by four (4).

          SECTION 6.3. NONPERFORMING ASSETS. The Borrower on a consolidated basis will not permit at any time Nonperforming Assets to be greater than 2.0% of the sum of Total Loans (excluding loans held for sale) and Other Real Estate Owned.

          SECTION 6.4 DOUBLE LEVERAGE RATIO. The Borrower will not permit at any time its Double Leverage Ratio to be greater than 1.55%.

          SECTION 6.5. CAPITAL RATIOS. The Borrower on a consolidated basis will maintain at all times a Total Risk-based Capital Ratio, a Tier 1 Risk-based Capital Ratio and a Tier 1 Leverage Ratio (determined in accordance with then-current regulations established by any Governmental Authority having supervisory authority over the Borrower or any of its Financial Institution Subsidiaries) at levels that are considered "well-capitalized" as defined by such Governmental Authority. On the date of this Agreement, "well-capitalized" means the maintenance of the following capital ratios:

               (i) Total Risk-based Capital Ratio of not less than 10.0%.

               (ii) Tier 1 Risk-based Capital Ratio of not less than 6.0%.

               (iii) Tier 1 Leverage Ratio of not less than 5.0%.

If at any time any such Governmental Authority changes the meaning of "well-capitalized", either by amending such capital ratios or otherwise, such amended meaning, and any amended or new capital ratios, shall automatically be incorporated by reference into this Agreement as the minimum standard on and as of the date that such amended meaning becomes effective by statute, regulation or otherwise.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

          The Borrower covenants and agrees that so long as the Lender has its Revolving Commitment hereunder or the principal of or interest on any Revolving Loan remains unpaid or any fee remains unpaid:

          SECTION 7.1. INDEBTEDNESS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness created pursuant to the Loan Documents;

          (b) Indebtedness existing on the date hereof and set forth on Schedule
7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

          (c) Indebtedness of any Financial Institution Subsidiary (i) to the Federal Reserve Board or to the Federal Home Loan Bank Board or (ii) constituting federal funds purchased and securities sold under agreements to repurchase incurred in the ordinary course of business; and

          (d) Indebtedness which is subordinated to the Indebtedness under this Agreement on the following terms: (i) no part of the principal of such Indebtedness is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Commitment Termination Date and the payment of principal of which and any other obligations of the Borrower with respect thereof (other than interest subject to clause (d)(ii) are subordinated to the prior payment in full of principal and interest (including post-petition interest) and all other obligations and amounts of the Borrower to the Lender hereunder on terms and conditions first approved in writing by the Lender, (ii) no part of the interest accruing on such Indebtedness is payable, without the prior written consent of the Lender, after a Default or Event of Default has occurred and is continuing,
(iii) such Indebtedness otherwise contains terms, covenants and conditions in form and substance reasonable satisfactory to the Lender as evidenced by its prior written approval thereof, and (iv) at the time such Indebtedness is incurred, no Default or Event of Default shall be outstanding.

          SECTION 7.2. NEGATIVE PLEDGE. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired (including without limitation in the case of the Borrower, the capital stock of any Financial Institution Subsidiary), except:

          (a) Liens (if any) created in favor of the Lender pursuant to the Loan Documents;

          (b) Permitted Encumbrances;

          (c) Liens granted to secure any Indebtedness incurred pursuant to
Section 7.1(c) but in the case of Section 7.1(c)(ii), such Lien shall only extend to those securities sold;

          (d) Liens created to secure public deposits in accordance with applicable State law; and

          (e) extensions, renewals, or replacements of any Lien referred to in paragraphs (a), (b), (c) and (d) of this Section.

          SECTION 7.3. FUNDAMENTAL CHANGES.

          (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve (other than any such liquidation or dissolution of any Subsidiary that is not a Financial Institution Subsidiary if the proceeds are retained within the consolidated organization); provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, the Borrower may merge with a Person if the Borrower is the surviving Person or any Subsidiary may merge with a Person as long as the resulting entity is a wholly-owned Subsidiary of the Borrower.

          (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto and any types of businesses that are expressly permitted by any Governmental Authority having jurisdiction over the Borrower and/or any Financial Institution Subsidiary.

          SECTION 7.4. RESTRICTED PAYMENTS. Upon the occurrence of any Default or Event of Default, the Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated to the obligations of the Borrower or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding, except for dividends payable by any Subsidiary to the Borrower.

          SECTION 7.5. RESTRICTIVE AGREEMENTS. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, and (iii) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

          SECTION 7.6. HEDGING AGREEMENTS. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than
(a) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and (b) Hedging Agreements entered into by any Financial Institution Subsidiary in the ordinary course of its business.

          SECTION 7.7. ACCOUNTING CHANGES. The Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

          SECTION 7.8. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

          SECTION 8.1. EVENTS OF DEFAULT. If any of the following events (each an "Event of Default") shall occur:

          (a) the Borrower shall fail to pay any principal of any Revolving Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

          (b) the Borrower shall fail to pay any interest on any Revolving Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days; or

          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Lender by the Borrower or any representative of the Borrower pursuant to or in connection with this Agreement shall prove to be incorrect in any material respect when made or deemed made or submitted; or

          (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.2, Section 5.3 (with respect to the Borrower's existence), or Articles VI or VII; or

          (e) the Borrower shall fail to observe or perform any covenant or agreement contained (i) in this Agreement (other than those referred to in clauses (a), (b) and (d) above), and such failure shall remain unremedied for 30 days after the earlier of (x) any officer of the Borrower becomes aware of such failure, or (y) notice thereof shall have been given to the Borrower by the Lender or any Lender or (ii) in any other Loan Document (after taking into consideration any applicable grace periods); or

          (f) the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Indebtedness owed to the Bank in any amount or any other Indebtedness owed to any other Person greater than $10,000,000 that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness (without regard to whether such holders or other Person shall have exercised or waived their right to do so); or any such Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

          (g) the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

          (i) the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

          (j) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Subsidiaries in an aggregate amount exceeding $2,500,000; or

          (k) any judgment or order for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (l) any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (m) a Change in Control shall occur or exist; or

          (n) any Governmental Authority having regulatory authority over the Borrower or any Subsidiary shall impose any restriction upon the payment of dividends from any Subsidiary to the Borrower; or

          (o) any Financial Institution Subsidiary shall cease to be an insured bank under the Federal Deposit Insurance Act, as amended; or

          (p) the FDIC or any other federal or state regulatory authority shall issue a cease and desist order or take other action of a disciplinary or remedial nature against the Borrower or any Financial Institution Subsidiary and such order or other action could reasonably be expected to have a Material Adverse Effect or there shall occur with respect to any Financial Institution Subsidiary any event that is grounds for the required submission of a capital restoration plan under 12 U. S. C. Section 1831o (e) (2) and the regulations thereunder;

then, and in every such event (other than an event with respect to the Borrower or any Subsidiary described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate its Revolving Commitment; (ii) declare the principal of and any accrued interest on the Revolving Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise all remedies contained in any other Loan Document; and that, if an Event of Default specified in either clause (g) or (h) shall occur, the Revolving Commitment shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                   ARTICLE IX

                                  MISCELLANEOUS

          SECTION 9.1. NOTICES.

          (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          To the Borrower:   Fulton Financial Corporation
                             One Penn Square
                             Lancaster, PA 17602
                             Attn: Charles J. Nugent
                             Telephone Number: (717) 291-2537
                             Telecopy Number: (717) 291-2695

          To the Lender:     SunTrust Bank
                             303 Peachtree Street
                             Third Floor
                             Atlanta, GA 30308
                             Attn: James L. Bradshaw
                             Telephone Number: (404) 588-7565
                             Telecopy Number: (404) 581-1775

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Lender pursuant to Section 5.2 shall not be effective until actually received by the Lender at its address specified in this Section 9.1.

          (b) Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Revolving Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic or facsimile notice.

          SECTION 9.2. WAIVER; AMENDMENTS.

          (a) No failure or delay by the Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Revolving Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

          (b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 9.3. EXPENSES; INDEMNIFICATION.

          (a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Revolving Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans.

          (b) The Borrower shall indemnify the Lender and each Affiliate of the Lender, and each officer, director, employee, agents and advisors of the Lender and each Affiliate of the Lender (each, an "INDEMNITEE") against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by any Indemnitee, or asserted against any Indemnitee by the Borrower or any third Person, arising out of, in connection with or as a result of (i) the execution or delivery of any this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Revolving Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by the Borrower or any third Person and whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

          (c) The Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the Letter of Credit or the use of proceeds thereof.

          (e) All amounts due under this Section shall be payable promptly after written demand therefor.

          SECTION 9.4. SUCCESSORS AND ASSIGNS.

          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

          (b) The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Commitment and the Revolving Loans at the time owing to it); provided, that the Borrower must give its prior written consent (which consent shall not be unreasonably withheld or delayed) to any assignment, except an assignment to an Affiliate of the Lender or during the occurrence and continuation of a Default or an Event of Default. Upon the execution and delivery of an assignment agreement by the Lender and such assignee and payment by such assignee of an amount equal to the purchase price agreed between the Lender and such assignee, such assignee shall become a party to this Agreement and the other Loan Documents and shall have the rights and obligations of a Lender under this Agreement, and the Lender shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any such assignment hereunder, the Lender, the assignee and the Borrower shall make appropriate arrangements to have new Revolving Credit Notes issued to reflect such assignment.

          (c) The Lender may at any time, without the consent of the Borrower, sell participations to one or more banks or other entities (a "Participant") in all or a portion of the Lender's rights and obligations under this Agreement; provided, that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and the other Loan Documents. Any agreement between the Lender and the Participant with respect to such participation shall provide that the Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the right to approve any amendment, modification or waiver of this Agreement and the other Loan Documents; provided, that such participation agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of this Agreement described in the first proviso of Section 9.2(b) that affects the Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8, 2.9 and 2.10 to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b); provided, that no Participant shall be entitled to receive any greater payment under Section 2.10 than the Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower's prior written consent.

          (d) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Revolving Credit Note to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 9.5. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF
PROCESS.

          (a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Georgia.

          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any Federal and/or state court located in the State of Georgia and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Georgia state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

          (c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

          SECTION 9.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 9.7. RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all Obligations held by the Lender, irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and any application made by the Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

          SECTION 9.8. COUNTERPARTS; INTEGRATION. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

          SECTION 9.9. SURVIVAL. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Revolving Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Revolving Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitment has not expired or terminated. The provisions of Sections 2.10 and 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Revolving Loans, the expiration or termination of the Revolving Commitment or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Revolving Loans.

          SECTION 9.10. SEVERABILITY. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          SECTION 9.11. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the "CHARGES"), shall exceed the maximum lawful rate of interest (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the

Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by the Lender.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal in the case of the Borrower by their respective authorized officers as of the day and year first above written.

                                        FULTON FINANCIAL CORPORATION


                                        By
                                           -------------------------------------
                                        Name: Charles J. Nugent
                                        Title: Senior Executive Vice President
                                               and Chief Financial Officer

                                        [SEAL]


                                        SUNTRUST BANK


                                        By
                                           -------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                                                   SCHEDULE 4.12

                               BANK SUBSIDIARIES

       Ownership % by   Jurisdiction of
Name      Borrower       Incorporation
----   --------------   ---------------


                               OTHER SUBSIDIARIES

       Ownership % by   Jurisdiction of
Name      Borrower       Incorporation
----   --------------   ---------------


                                  Schedule 4.12

                                                                    SCHEDULE 7.1

                            OUTSTANDING INDEBTEDNESS

                                  Schedule 7.1

                                                                       EXHIBIT A

                              REVOLVING CREDIT NOTE

$50,000,000                                                     Atlanta, Georgia
                                                                July _____, 2004

     FOR VALUE RECEIVED, the undersigned, Fulton Financial Corporation, a Pennsylvania corporation (the "BORROWER"), hereby promises to pay to SunTrust Bank (the "LENDER") or its registered assigns at its principal office or any other office that the Lender designates, on the Commitment Termination Date (as defined in the Revolving Credit Agreement dated as of July _____, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"), between the Borrower and the Lender, the lesser of the principal sum of Fifty Million and no/100 Dollars ($50,000,000) or the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys' fees of the Lender.

     The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

     All borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Revolving Credit Note and the Credit Agreement.

     This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

                                        FULTON FINANCIAL CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        [SEAL]

                               LOANS AND PAYMENTS

                                      Unpaid
                                     Principal   Name of Person
        Amount and    Payments of   Balance of       Making
Date   Type of Loan    Principal       Note         Notation
----   ------------   -----------   ----------   --------------


                                   Exhibit A-2

                                                                     EXHIBIT 2.2

SunTrust Bank
303 Peachtree Street
Atlanta, Georgia 30308

Attention:

Dear Sirs:

     Reference is made to the Revolving Credit Agreement dated as of July _____, 2004 (as amended and in effect on the date hereof, the "Credit Agreement"), between the undersigned, as Borrower and SunTrust Bank, as Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Borrowing, and the Borrower hereby requests a Revolving Loan under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Loan requested hereby:

     (A)  Principal amount of Revolving Loan: __________________________________

     (B)  Date of Revolving Loan (which is a Business Day): ____________________

     (C)  Purpose (if larger than $5,000,000): _________________________________

     (D) Location and number of Borrower's account to which proceeds of Revolving Loan are to be disbursed: __________________________________

     The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b), and (c) of Section 3.2 of the Credit Agreement are satisfied.

                                        Very truly yours,

                                        FULTON FINANCIAL CORPORATION


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                   Exhibit 2.2